Exhibit 7 to Form T-1

Bank Call Notice

RESERVE DISTRICT NO. 2
CONSOLIDATED REPORT OF CONDITION OF

JPMorgan Chase Bank
of 270 Park Avenue, New York, New York 10017
and Foreign and Domestic Subsidiaries,
a member of the Federal Reserve System,

at the close of business September 30, 2004, in
accordance with a call made by the Federal Reserve Bank of this
District pursuant to the provisions of the Federal Reserve Act.

ASSETS	Dollar Amounts in Millions

Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	$19,187
Interest-bearing balances	33,195
Securities:
Held to maturity securities	121
Available for sale securities	53,698
Federal funds sold and securities purchased under
agreements to resell
Federal funds sold in domestic offices	33,011
Securities purchased under agreements to resell	82,951
Loans and lease financing receivables:
Loans and leases held for sale	17,558
Loans and leases, net of unearned income	$171,323
Less: Allowance for loan and lease losses	2,382
Loans and leases, net of unearned income and allowance	168,941
Trading Assets	196,355
Premises and fixed assets (including capitalized leases)	5,578
Other real estate owned	101
Investments in unconsolidated subsidiaries and associated companies	94

Customers’ liability to this bank on acceptances outstanding	391
Intangible assets
Goodwill	2,554
Other Intangible assets	5,411
Other assets	42,626
TOTAL ASSETS	$661,772

LIABILITIES
Deposits
In domestic offices	$209,624
Noninterest-bearing	$82,597
Interest-bearing	127,027
In foreign offices, Edge and Agreement subsidiaries and IBF's	120,503
Noninterest-bearing	$7,003
Interest-bearing	113,500

Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices	22,032
Securities sold under agreements to repurchase	96,912
Trading liabilities	107,450
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)	21,794
Bank’s liability on acceptances executed and outstanding	391
Subordinated notes and debentures	12,821
Other liabilities	31,690
TOTAL LIABILITIES	623,217
Minority Interest in consolidated subsidiaries	348

EQUITY CAPITAL

Perpetual preferred stock and related surplus	0
Common stock	1,785
Surplus (exclude all surplus related to preferred stock)	16,954
Retained earnings	20,050
Accumulated other comprehensive income	(582)
Other equity capital components	0
TOTAL EQUITY CAPITAL	38,207

TOTAL LIABILITIES, MINORITY INTEREST, AND EQUITY CAPITAL	$661,772

I, Joseph L. Sclafani, E.V.P. & Controller of the above-named bank, do hereby declare that this Report of Condition has
been prepared in conformance with the instructions issued
by the appropriate Federal regulatory authority and is true
to the best of my knowledge and belief.

                                        JOSEPH L. SCLAFANI

We, the undersigned directors, attest to the correctness
of this Report of Condition and declare that it has been
examined by us, and to the best of our knowledge and
belief has been prepared in conformance with the in-
structions issued by the appropriate Federal regulatory
authority and is true and correct.

WILLIAM B. HARRISON, JR.	)
JAMES DIMON	)	DIRECTORS
LAWRENCE A. BOSSIDY	)